STATE OF DELAWARE

                       CERTIFICATE OF AMENDMENT
                   TO CERTIFICATE OF STATUTORY TRUST
                       OF PHOENIX DUFF & PHELPS
                      INSTITUTIONAL MUTUAL FUNDS


This Certificate of Amendment is being executed as of January 18, 2005 for the purposes of amending the Certificate of Statutory Trust filed with the Secretary of State of the State of Delaware on August 17, 2000 pursuant to the Delaware Statutory Trusts Act, 12 Del. C. section 3801 et. seq. (the "Act").


The undersigned hereby certifies as follows:

1.	The name of the business trust is Phoenix Duff &
Phelps Institutional Mutual Funds.

2.	The name of the statutory trust shall be amended by
the filing a Certificate of Amendment to Certificate of Statutory Trust as follows:

NAME:  The name of the statutory trust is
       Phoenix Institutional Mutual Funds.

3.	Effective Date and Time:  This Certificate of
Amendment to Certificate of Statutory Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.


IN WITNESS WHEREOF, the undersigned, being one of the trustees of the Trust, have executed this Certificate of Amendment to Certificate of Statutory Trust as of the day and year first above written.


		By: /s/ Daniel T. Geraci
		Name: Daniel T. Geraci
		Title:   President